                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):   July 15, 1998

                                 HELISYS, INC.
               (Exact name of Registrant as specified in charter)

         Delaware                  0-27286               95-4552813
(State or other jurisdiction     (Commission          (I.R.S. Employer
    of incorporation)            File Number)        Identification No.)

  24015 Garnier Street, Torrance, California                90505
   (Address of principal executive offices)               (Zip code)


      Registrant's telephone number, including area code:  (310) 891-0600

                                 Not Applicable
         (Former name or former address, if changed, since last report)



                               Page 1 of 24 Pages

Item 2.  Acquisition or Disposition of Assets

     On July 15, 1998, the sale by Helisys, Inc. (the "Company") to Don Wilson Development (the "Buyer"), of real property located at 24015 Garnier Street, Torrance, California (the "Property"), was consummated for a purchase price of Two Million Five Hundred Twenty-Five Thousand Dollars ($2,525,000) pursuant to a Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate dated March 27, 1998 (the "Purchase Agreement"), a copy of which is included with this report as Exhibit 10.10. The Property is a 43,640 square foot industrial building on 93,795 square feet of land, and is used by the Company for business activities.

     The Company entered into the Purchase Agreement based upon an analysis of comparable sales transactions by the Company and the Company's broker, Grubb and Ellis, which enabled the Company to determine that the offer from the Buyer was favorable with respect to current and projected market conditions. The Buyer did not have a preexisting material relationship with any of the Company, its officers or directors.

     On April 21, 1998, the Company and the Buyer executed an Addendum to the Purchase Agreement whereby the Company secured a three (3) year lease of the Property, effective on July 15, 1998, at a rate of $26,184 per month subject to adjustment for inflation, with options to extend the lease term for two (2) additional three (3) year periods.

Item 7.  Financial Statements and Exhibits

     (c) Exhibit 10.10. Purchase Agreement between Helisys, Inc. and Don Wilson Development dated March 23, 1998.


                               Page 2 of 24 Pages

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            HELISYS, INC.

Date:  July 30, 1998        By:  /s/ Dave T. Okazaki
                                 ----------------------------------------
                                 Dave T. Okazaki, Chief Financial Officer



                              Page 3 of 24 Pages